EXHIBIT 99.1

NIMIN ENERGY RECEIVES CERTIFICATE OF INTENT TO DISSOLVE

AND ANNOUNCES INITIAL DISTRIBUTION

Carpinteria, CA – September 24, 2012 – NiMin Energy Corp. (TSX:NNN) (the “Company” or “NiMin”) announces that further to the approval of holders of common shares (“Common Shares”) of NiMin (“Shareholders”) of the sale of all or substantially all of the Company’s assets (“Sale of Assets”) and the voluntary liquidation and dissolution of the Company at the annual and special meeting of shareholders on June 26, 2012 and the sale of substantially all of the Company’s assets, all as previously announced, NiMin has filed a Statement of Intent to Dissolve with the Registrar of Corporations (Alberta) (“Registrar”) and a Certificate of Intent to Dissolve has been issued by the Registrar pursuant to Subsection 212(5) of the Business Corporations Act (Alberta).

NiMin also announces that its wholly-owned subsidiary, Legacy Energy, Inc., a Delaware corporation, dissolved in accordance with the laws of Delaware on September 17, 2012.

The Company’s board of directors has declared an initial distribution to shareholders of US$1.01 per Common Share in connection with the winding up of NiMin. The distribution will be made as a return of capital to shareholders of record at the close of business on October 9, 2012, and the stated capital of the Company will be reduced accordingly. The ex-distribution date is October 4, 2012 and accordingly Common Shares will trade on an ex-distribution basis commencing on October 4, 2012 (the due bill process will not be used). The distribution will be payable on October 22, 2012.

Further details regarding the amount of funds available for distribution to Shareholders upon completion of the liquidation and payment of the liabilities of the Company will be provided in a subsequent press release. Upon conclusion of the liquidation and winding-up process, NiMin intends to apply for a Certificate of Dissolution from the Registrar.

About NiMin Energy

NiMin is a public company whose shares are listed for trading on the Toronto Stock Exchange (TSX) under the symbol “NNN”.

Cautionary Statements

This news release contains forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws including statements regarding further announcements regarding the liquidation and dissolution of the Company, initial and future distributions to Shareholders and payment of the initial distribution. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in NiMin’s management information circular and its Annual Information Form/Annual Report on Form 10-K and other documents available at

www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of NiMin or the transactions discussed herein.

CONTACTS:

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com